                                                                    EXHIBIT 4.41

J. D. (Dugald) McPherson
Senior lending Services Officer
Commercial markets - Lending Services Centre
Tel: (604) 665-0451
Fax: (604) 665-3838
Email: dugald.mcpherson@rbc.com

March 7, 2005

PRIVATE AND CONFIDENTIAL

Spectrum Signal Processing Inc.
#300 - 2700 Production Way
Burnaby, B.C.
V5A 4X1

ATTENTION: MR. BRENT FLICHEL

Dear Sirs:

We are pleased to offer the credit facilities described below (the "CREDIT FACILITIES"), subject to the following terms and conditions. This agreement supersedes and cancels our letter agreement dated April 28, 2003, amended June 20, 2003, July 24, 2003 and October 1, 2003 (the "Cancelled Credit Facility"). In addition, any amount owing by the Borrower to the Bank under the Cancelled Credit Facility is deemed to be a Borrowing hereunder.

DEFINITIONS AND SCHEDULES

The attached schedules are incorporated into this agreement by reference. Schedule "A" contains definitions of capitalized terms used and not otherwise defined in this agreement. Unless otherwise provided, all dollar amounts are in Canadian currency and accounting terms are to be interpreted in accordance with GAAP.

BORROWER

SPECTRUM SIGNAL PROCESSING INC.   (the "BORROWER")

LENDER

Royal Bank of Canada              (the "BANK")

CREDIT FACILITIES

Facility (1): $5,000,000 revolving demand facility, by way of:

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Spectrum Signal Processing Inc.            Page 2                  March 7, 2005

      (a)   RBP based loans ("RBP LOANS");

      (a)   RBUSBR based loans in US currency ("RBUSBR LOANS");

      (b)   Letters of Credit in Canadian currency and US currency ("LCS");

      (c)   Letters of Guarantee in Canadian currency and US currency ("LGS").

            NOTE: LCs & LGs combined maximum limit $500,000.

Each use of the Credit Facilities is a "BORROWING" and all such usages outstanding at any time are "BORROWINGS". Schedule "B" contains notice provisions applicable to Borrowings that must be complied with. Schedule "C" contains terms and conditions applicable to Borrowings made otherwise than by way of RBP Loans or RBUSBR Loans which must be complied with.

FEF CONTRACTS

At the Borrower's request the Bank may enter into Foreign Exchange Forward Contracts ("FEF CONTRACTS") with the Borrower from time to time. The Bank makes no commitment to enter into any FEF Contract and may at any time in its sole discretion decline to enter into any FEF Contract. FEF Contracts will be governed by the terms and conditions set forth in the FEF Contracts Schedule attached hereto.

TERMS OF OTHER FACILITIES

The Credit Facilities are in addition to the following:

      (a) corporate VISA to a maximum amount of $150,000 which is governed by this agreement and separate agreements between the Borrower and the Bank.

In the event of conflict between this agreement and any separate agreement delivered in connection with any such other facilities, the terms of such separate agreement shall govern.

PURPOSE

Facility (1)

Finance general operating requirements.

AVAILABILITY

Facility (1)

The Borrower may borrow, convert, repay and reborrow up to the amount of this revolving facility, provided:

      (a) the aggregate Borrowings outstanding under this facility (including, without limitation, all LCs and LGs) must not exceed at any time the aggregate of the following, less Potential Prior-Ranking Claims (the "BORROWING LIMIT"):

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Spectrum Signal Processing Inc.            Page 3                  March 7, 2005

            (i)   75% of Good Accounts Receivable; and

            (ii) to a maximum of $1,000,000, 25% of the lesser of cost or net realizable value of Unencumbered Inventory;

      (b) this facility is made available at the sole discretion of the Bank and the Bank may cancel or restrict availability of any unutilized portion of this facility at any time and from time to time without notice or demand.

REPAYMENT

Facility (1)

Borrowings under this facility are expected to revolve with operating requirements.

Notwithstanding compliance with the covenants and all other terms and conditions of this agreement, and regardless of the maturities of any outstanding instruments or contracts, Borrowings under this facility are repayable on demand and the Bank may terminate this facility at any time, without notice or demand.

Upon demand or termination, the Borrower shall pay to the Bank all Borrowings outstanding under this facility including, without limitation, an amount equal to the aggregate of the face amounts of all LCs and LGs which are unmatured or unexpired, which amount shall be held by the Bank as security for the Borrower's obligations to the Bank in respect of such instruments or contracts. The Bank may enforce its rights to realize upon its security and retain an amount sufficient to secure the Bank for the Borrower's obligations to the Bank in respect of such instruments or contracts.

INTEREST RATES AND FEES

Facility (1)
RBP Loans:      RBP plus 1.0% per annum.
RBUSBR Loans:   RBUSBR plus 1.0% per annum.
LCs:            fee to be quoted by the Bank at the time of issue of each LC.
LGs:            fee to be quoted by the Bank at the time of issue of each LG, subject to a minimum fee of $100 in the currency of issue
                (where in Canadian currency or US currency).

Annual Renewal Fee

A renewal fee of $2,500 is payable by the Borrower upon acceptance of this agreement, and annually thereafter. This fee is non-refundable and is deemed to be earned by the Bank upon acceptance of this agreement, to compensate for time, effort and expense incurred by the Bank in renewing these facilities.

Facility Fee

A facility fee of 0.10% per annum of the authorized amount of Facility (1) is payable monthly in arrears on such date as the Bank may determine.

Spectrum Signal Processing Inc.            Page 4                  March 7, 2005

CALCULATION AND PAYMENT OF INTEREST AND FEES

RBP Loans and RBUSBR Loans

The Borrower shall pay interest on each RBP Loan and RBUSBR Loan, monthly in arrears, on the 21st day of each month. Such interest will be calculated monthly and will accrue daily on the basis of the actual number of days elapsed and a year of 365 days. Interest on RBUSBR Loans shall be paid in US currency.

LC Fees

The Borrower shall pay an LC fee on the date of any payment made by the Bank pursuant to a drawing under any LC calculated on the amount drawn, based upon the number of days the LC was outstanding and a year of 365 days. If the total amount available under any LC has not been drawn prior to the expiry of such LC, the Borrower shall pay an LC fee calculated on the undrawn portion of such LC on the expiry date thereof, based upon the number of days the LC was outstanding and a year of 365 days.

LG Fees

The Borrower shall pay an LG fee on the date of issuance of any LG calculated on the face amount of the LG issued and based on the number of days in the term thereof and a year of 365 days.

Limit on Interest

The Borrower shall not be obligated to pay any interest, fees or costs under or in connection with this agreement in excess of what is permitted by law.

Overdue Payments

Any amount that is not paid when due hereunder shall, unless interest is otherwise payable in respect thereof in accordance with the terms of this agreement or the instrument or contract governing same, bear interest until paid at the rate of RBP plus 5% per annum or, in the case of an amount in US currency, RBUSBR plus 5% per annum.

Equivalent Yearly Rates

The annual rates of interest or fees to which the rates calculated in accordance with this agreement are equivalent, are the rates so calculated multiplied by the actual number of days in the calendar year in which such calculation is made and divided by 365.

Time and Place of Payment

Amounts payable by the Borrower hereunder shall be paid at the Branch of Account in the applicable currency. Amounts due on a day other than a Business Day shall be deemed to be due on the Business Day next following such day. Interest and fees payable under this agreement are payable both before and after any or all of default, maturity date, demand and judgement.

Spectrum Signal Processing Inc.            Page 5                  March 7, 2005

EXCHANGE RATE FLUCTUATIONS

If, for any reason, the amount of Borrowings outstanding under any facility, when converted to the Equivalent Amount in Canadian currency, exceeds the amount available under such facility, the Borrower shall immediately repay such excess or shall secure such excess to the satisfaction of the Bank.

EVIDENCE OF INDEBTEDNESS

The Bank shall open and maintain at the Branch of Account accounts and records evidencing the Borrowings made available to the Borrower by the Bank under this agreement. The Bank shall record the principal amount of each Borrowing, the payment of principal and interest and all other amounts becoming due to the Bank under this agreement.

The Bank's accounts and records constitute, in the absence of manifest error, conclusive evidence of the indebtedness of the Borrower to the Bank pursuant to this agreement.

The Borrower authorizes and directs the Bank to automatically debit, by mechanical, electronic or manual means, any bank account of the Borrower for all amounts payable by the Borrower to the Bank pursuant to this agreement.

GENERAL ACCOUNT

The Borrower shall establish current accounts with the Bank in each of Canadian currency and US currency (each a "GENERAL ACCOUNT") for the conduct of the Borrower's day to day banking business. If the balance in a General Account:

      (a) is a credit, the Bank may apply, at any time in its discretion, the amount of such credit or part thereof, rounded to the nearest $10,000 in Canadian currency or US currency, as applicable, as a repayment of Borrowings outstanding by way of RBP Loans or RBUSBR Loans, as applicable, under Facility (1), or

      (b) is a debit, the Bank may, subject to availability, make available a Borrowing by way of an RBP Loan or RBUSBR Loans, as applicable, under Facility (1) in an amount, rounded to the nearest $10,000 in Canadian currency or US currency, as applicable, as is required to place the General Account at not less than a zero balance.

CONDITIONS PRECEDENT

The availability of any Borrowing is conditional upon the receipt of:

      (a)   a duly executed copy of this agreement;

      (b) the security provided for herein, in form and substance satisfactory to the Bank, registered as required to perfect and maintain the security created thereby and such certificates, authorizations, resolutions and legal opinions as the Bank may reasonably require; and

Spectrum Signal Processing Inc.            Page 6                  March 7, 2005

      (c) such financial and other information or documents relating to the Borrower or Guarantor as the Bank may reasonably require.

SECURITY

Security for the Borrowings and all other obligations of the Borrower to the Bank shall include:

      (a) General security agreement on the Bank's form 924 signed by the Borrower permitting prior encumbrance if favour of Citicorp Vendor Finance, Ltd. Priority Agreement in favour of the Bank signed by Arrow Electronics Canada Ltd.

REPRESENTATIONS AND WARRANTIES

The Borrower represents and warrants to the Bank that representations and warranties are deemed to be repeated as at the time of each Borrowing hereunder:

      (a) it is a corporation duly incorporated and validly existing in its jurisdiction of incorporation and duly registered or qualified to carry on business in all jurisdictions where it carries on business, including the Province of British Columbia;

      (b) the execution, delivery and performance by it of this agreement have been duly authorized by all necessary actions and do not violate its constating documents or any Applicable Laws or agreements to which it is subject or by which it is bound;

      (c) no event has occurred which constitutes, or which, with notice, lapse of time, or both, would constitute, a breach of any covenant or other term or condition of this agreement or any security agreement given in connection therewith;

      (d) its most recent consolidated financial statements provided to the Bank fairly present its financial position as of the date thereof and its results of operations and cash flows for the fiscal period covered thereby, and since the date of such financial statements, there has occurred no material adverse change in its business or financial condition;

      (e) there is no claim, action, prosecution or other proceeding of any kind pending or threatened against it or any of its assets or properties before any court or administrative agency which relates to any non-compliance with any Environmental Law or any Release from its lands of a Contaminant into the natural environment or which, if adversely determined, might have a material adverse effect upon its financial condition or operations or its ability to perform its obligations under this agreement or any of the Bank's security, and there are no circumstances of which it is aware which might give rise to any such proceeding which it has not fully disclosed to the Bank;

      (f) it has good and marketable title to all of its properties and assets, free and clear of any encumbrances, other than as may be provided for herein;

Spectrum Signal Processing Inc.            Page 7                  March 7, 2005

      (g) it is in compliance in all material respects with all Applicable Laws including, without limitation, all Environmental Laws;

      (h) it possesses all licenses, patents, trade marks, service marks and copyrights, free from material restrictions, that are necessary for the ownership, maintenance and operation of its assets and businesses and it is not in violation of any rights of others with respect to any of the foregoing;

      (i) it has filed all material tax returns which were required to be filed by it, paid or made provision for payment of all taxes and Potential Prior-Ranking Claims (including interest and penalties) which are due and payable, and provided adequate reserves for payment of any tax, the payment of which is being contested.

REPORTING COVENANTS

The Borrower covenants and agrees with the Bank, while this agreement is in effect, to provide the Bank with:

      (a) monthly Borrowing Limit Certificate substantially in the form of Schedule "D", including aged listing of Accounts Receivable, Inventory report and aged listing of Account Payable;

      (b) notice of material adverse change in company's management or financial status, as circumstances dictate;

      (c) quarterly unaudited consolidated financial statements within 45 days of each fiscal quarter end;

      (d) annual audited consolidated financial statements, within 90 days of each fiscal year end;

      (e) annual forecasted consolidated balance sheet and income and cash flow statements from the Borrower, prepared on a quarterly basis for the next following fiscal year, within 90 days of each fiscal year end; and

      (f) such other financial and operating statements and reports as and when the Bank may reasonably require.

GENERAL COVENANTS

The Borrower covenants and agrees with the Bank, while this agreement is in effect:

      (a)   to pay all sums of money when due by it under this agreement;

      (b) to provide the Bank with prompt written notice of any event which constitutes, or which, with notice, lapse of time, or both, would constitute a breach of any

Spectrum Signal Processing Inc.            Page 8                  March 7, 2005

            covenant or other term or condition of this agreement or any security agreement given in connection therewith;

      (c) to keep its assets fully insured against such perils and in such manner as would be customarily insured by companies carrying on a similar business or owning similar assets;

      (d) if the Borrower owns any commercial buildings located in Metropolitan Vancouver, the Lower Fraser Valley, Metropolitan Victoria or Saanich Peninsula, then, in addition to (c) above, the Borrower shall insure and keep fully insured such commercial buildings against risk of earthquake;

      (e) to file all material tax returns which are to be filed by it from time to time, to pay or make provision for payment of all taxes (including interest and penalties) and Potential Prior-Ranking Claims when due, and to provide adequate reserves for the payment of any tax, the payment of which is being contested;

      (f) to comply in all material respects with all Applicable Laws including, without limitation, all Environmental Laws;

      (g) not to, without the prior written consent of the Bank, grant, create, assume or suffer to exist any mortgage, charge, lien, pledge, security interest or other encumbrance affecting any of its properties, assets or other rights;

      (h) not to, without the prior written consent of the Bank, sell, transfer, convey, lease or otherwise dispose of any of its properties or assets other than in the ordinary course of business and on commercially reasonable terms;

      (i) not to, without the prior written consent of the Bank, guarantee or otherwise provide for, on a direct, indirect or contingent basis, the payment of any monies or performance of any obligations by any other Person, except as may be provided for herein;

      (j) not to, without the prior written consent of the Bank, merge, amalgamate, or otherwise enter into any other form of business combination with any other Person;

      (k) to provide the Bank with prompt written notice of any non-compliance by the Borrower with any Environmental Laws or any Release from the land of the Borrower of a Contaminant into the natural environment and to indemnify and save harmless the Bank from all liability of loss as a result of an Environmental Activity or any non-compliance with any Environmental Law;

      (l) to permit the Bank or its representatives, from time to time, to visit and inspect the Borrower's premises, properties and assets and examine and obtain copies of

Spectrum Signal Processing Inc.            Page 9                  March 7, 2005

            the Borrower's records or other information and discuss the Borrower's affairs with the auditors, counsel and other professional advisers of the Borrower.

Nothing contained in the foregoing Covenants sections shall limit any right of the Bank under this agreement to terminate or demand payment of, or cancel or restrict availability of any unutilized portion of, any demand or other discretionary facility made available under this agreement.

SUCCESSORS AND ASSIGNS

This agreement shall be binding upon and enure to the benefit of the parties and their respective successors and permitted assigns.

The Bank may assign all or part of its rights and obligations under this agreement to any Person. The rights and obligations of the Borrower under this agreement may not be assigned without the prior written consent of the Bank.

The Bank may disclose to potential or actual assignees confidential information regarding the Borrower (including, any such information provided by the Borrower to the Bank) and shall not be liable for any such disclosure.

GENERAL

Expenses

The Borrower agrees to pay all fees (including legal fees), costs and expenses incurred by the Bank in connection with the preparation, negotiation and documentation of this agreement and the security provided for herein and the operation or enforcement of this agreement and the security provided for herein.

Review

The Bank may conduct periodic reviews of the affairs of the Borrower, as and when determined by the Bank, for the purpose of evaluating the financial condition of the Borrower. The Borrower shall make available to the Bank such financial statements and other information and documentation as the Bank may reasonably require and shall do all things reasonably necessary to facilitate such review by the Bank.

Potential Prior-Ranking Claims

The Borrower hereby grants its consent (such grant to remain in force as long as this agreement is in effect or any Borrowings are outstanding) to any Person having information relating to any Potential Prior-Ranking Claim arising by any law, statute, regulation or otherwise and including, without limitation, claims by or on behalf of government to release such information to the Bank at any time upon its written request for the purpose of assisting the Bank to evaluate the financial condition of the Borrower.

Set Off

The Bank is authorized, but not obligated, at any time, to apply any credit balance, whether or

Spectrum Signal Processing Inc.            Page 10                 March 7, 2005

not then due, to which the Borrower is entitled on any account in any currency at any branch or office of the Bank in or towards satisfaction of the obligations of the Borrower due to the Bank under this agreement. The Bank is authorized to use any such credit balance to buy such other currencies as may be necessary to effect such application.

Non-Merger

The provisions of this agreement shall not merge with any security provided to the Bank, but shall continue in full force for the benefit of the parties hereto.

Amendments and Waivers

No amendment or waiver of any provision of this agreement will be effective unless it is in writing signed by the Borrower and the Bank. No failure or delay, on the part of the Bank, in exercising any right or power hereunder or under any security document shall operate as a waiver thereof. The Guarantor agrees that the amendment or waiver of any provision of this agreement (other than agreements, covenants or representations expressly made by the Guarantor herein, if any) may be made without and does not require the consent or agreement of, or notice to, the Guarantor.

Severability

If any provision of this agreement is or becomes prohibited or unenforceable in any jurisdiction, such prohibition or unenforceability shall not invalidate or render unenforceable the provision concerned in any other jurisdiction nor invalidate, affect or impair any of the remaining provisions of this agreement.

Life Insurance Options

The Borrower acknowledges that Borrowings are not insured under the Bank's Business Loan Insurance Program.

Judgement Currency

If for the purpose of obtaining judgement in any court in any jurisdiction with respect to this agreement, it is necessary to convert into the currency of such jurisdiction (the "Judgement Currency") any amount due hereunder in any currency other than the Judgement Currency, then conversion shall be made at the rate of exchange prevailing on the Business Day before the day on which judgement is given. For this purpose "rate of exchange" means the rate at which the Bank would, on the relevant date, be prepared to sell a similar amount of such currency in the Toronto foreign exchange market, against the Judgement Currency, in accordance with normal banking procedures.

In the event that there is a change in the rate of exchange prevailing between the Business Day before the day on which judgement is given and the date of payment of the amount due, the Borrower will, on the date of payment, pay such additional amounts as may be necessary to ensure that the amount paid on such date is the amount in the Judgement Currency which, when converted at the rate of exchange prevailing on the date of payment, is the amount then due under this agreement in such other currency together with interest at RBP and expenses (including legal fees on a solicitor and client basis). Any additional amount due from the

Spectrum Signal Processing Inc.            Page 11                 March 7, 2005

Borrower under this section will be due as a separate debt and shall not be affected by judgement being obtained for any other sums due under or in respect of this agreement.

Governing Law

This agreement shall be construed in accordance with and governed by the laws of the Province of British Columbia and of Canada applicable therein.

Whole Agreement

This agreement, the security and any other written agreement delivered pursuant to or referred to in this agreement constitute the whole and entire agreement between the parties in respect of the Credit Facilities. There are no verbal agreements, undertakings or representations in connection with the Credit Facilities.

Joint and Several

Where more than one Person is liable as Borrower or Guarantor for any obligation under this agreement, then the liability of each such Person for such obligation is joint and several with each other such Person.

Time

Time shall be of the essence in all provisions of this agreement.

Acceptance

This offer is open for acceptance until MAY 30, 2005, after which date it will be null and void, unless extended in writing by the Bank.

Please confirm your acceptance of this agreement by signing the attached copy of this letter in the space provided below and returning it to the undersigned.

Yours truly,

/s/ J.D. McPherson

We acknowledge and accept the foregoing terms and conditions as of May 30, 2005.

SPECTRUM SIGNAL PROCESSING INC.

By:    /s/ Brent Flichel
Name:  Brent Flichel
Title: Chief Financial Officer

By:    /s/ Pascal Spothelfer
Name:  Pascal Spothelfer
Title: President & CEO

I/We have authority to bind the corporation.

Schedule "A" to the agreement dated March 7, 2005, between Spectrum Signal Processing Inc., as Borrower, and Royal Bank of Canada, as the Bank.

                                   DEFINITIONS

For the purpose of this agreement, the following terms and phrases shall have the following meanings:

"APPLICABLE LAWS" means, with respect to any Person, property, transaction or event, all present or future Applicable Laws, statutes, regulations, rules, orders, codes, treaties, conventions, judgements, awards, determinations and decrees of any governmental, regulatory, fiscal or monetary body or court of competent jurisdiction in any applicable jurisdiction;

"BRANCH OF ACCOUNT" means the branch of the Bank at which the Borrower's accounts are maintained. As at the date of this agreement, the "BRANCH OF ACCOUNT" is the Bank's branch at 1025 West Georgia Street, Vancouver, B.C. V6E 3N9;

"BUSINESS DAY" means a day, excluding Saturday, Sunday and any other day which shall be a legal holiday or a day on which banking institutions are closed in the province of the Branch of Account;

"CONTAMINANT" includes, without limitation, any pollutant, dangerous substance, liquid waste, industrial waste, hazardous material, hazardous substance or contaminant including any of the foregoing as defined in any Environmental Law;

"ENVIRONMENTAL ACTIVITY" means any activity, event or circumstance in respect of a Contaminant, including, without limitation, its storage, use, holding, collection, purchase, accumulation, assessment, generation, manufacture, construction, processing, treatment, stabilization, disposition, handling or transportation, or its Release into the natural environment, including movement through or in the air, soil, surface water or groundwater;

"ENVIRONMENTAL LAWS" means all Applicable Laws relating to the environment or occupational health and safety, or any Environmental Activity;

"EQUIVALENT AMOUNT" means, with respect to an amount of any currency, the amount of any other currency required to purchase that amount of the first mentioned currency through the Bank in Toronto, in accordance with normal banking procedures;

"FOREIGN EXCHANGE FORWARD CONTRACT" or "FEF CONTRACT" means a currency exchange transaction or agreement or any option with respect to any such transaction now existing or hereafter entered into between the Borrower and the Bank;

"GAAP" means, generally accepted accounting principles in effect from time to time in Canada applied in a consistent manner from period to period;

Spectrum Signal Processing Inc.            Page 2                  March 7, 2005

"GOOD ACCOUNTS RECEIVABLE" means accounts receivable (from Canadian and US companies only) of the Borrower excluding (i) the entire amount of accounts, any portion of which is outstanding more than 90 days after billing date, provided that the under 90 day portion may be included where the Bank has designated such portion as nevertheless good, (ii) all amounts due from any affiliate, (iii) bad or doubtful accounts, (iv) accounts subject to any security interest or other encumbrance ranking or capable of ranking in priority to the Bank's security,
(v) the amount of all holdbacks, contra accounts or rights of set-off on the part of any account debtor, or (vi) any accounts which the Bank has previously advised to be ineligible. It may also include accounts receivable relating to account debtors not domiciled in jurisdictions approved by the Bank, that are supported by Letters of Credit or Export Insurance;

"LETTER OF CREDIT" or "LC" means a documentary credit issued by the Bank on behalf of the Borrower for the purpose of paying suppliers of goods;

"LETTER OF GUARANTEE" or "LG" means a documentary credits issued by the Bank on behalf of the Borrower for the purpose of providing security to a third party that the Borrower or a person designated by the Borrower will perform a contractual obligation owed to such third party.

"PERSON" includes an individual, a partnership, a joint venture, a trust, an unincorporated organization, a company, a corporation, an association, a government or any department or agency thereof, and any other incorporated or unincorporated entity;

"POTENTIAL PRIOR-RANKING CLAIMS" means all amounts owing or required to be paid, where the failure to pay any such amount could give rise to a claim pursuant to any law, statute, regulation or otherwise, which ranks or is capable of ranking in priority to the Bank's security or otherwise in priority to any claim by the Bank for repayment of any amounts owing under this agreement;

"RBP" and "ROYAL BANK PRIME" each means the annual rate of interest announced by the Bank from time to time as being a reference rate then in effect for determining interest rates on commercial loans made in Canadian currency in Canada;

"RBUSBR" and "ROYAL BANK US BASE RATE" each means the annual rate of interest announced by the Bank from time to time as a reference rate then in effect for determining interest rates on commercial loans made in US currency in Canada;

"RELEASE" includes discharge, spray, inject, inoculate, abandon, deposit, spill, leak, seep, pour, emit, empty, throw, dump, place and exhaust, and when used as a noun has a similar meaning;

"UNENCUMBERED INVENTORY" means inventory of the Borrower which is not subject to any security interest or other encumbrance or any other right or claim which ranks or is capable of ranking in priority to the Bank's security including, without limitation, rights of unpaid suppliers under the Bankruptcy and Insolvency Act, Canada, to repossess inventory within 30 days after delivery;

"US" means United States of America.

Spectrum Signal Processing Inc.            Page 3                  March 7, 2005

Schedule "B" to the agreement dated March 7, 2005, between Spectrum Signal Processing Inc., as Borrower, and Royal Bank of Canada, as the Bank.

                               NOTICE REQUIREMENTS

NOTICE REQUIREMENTS FOR LOANS:

                AMOUNT                                   PRIOR NOTICE
                ------                                   ------------
Under $10,000,000, Canadian or US currency   By 10:00 a.m. on the day of Borrowing

Schedule "C" to the agreement dated March 7, 2005, between Spectrum Signal Processing Inc., and Royal Bank of Canada, as the Bank.

                              BORROWING CONDITIONS

Borrowings made otherwise than by way of RBP Loans or RBUSBR Loans will be subject to the following terms and conditions:

      LCS OR LGS:

      (a) each LC and LG shall expire on a Business Day and shall have a term of not more than 365 days;

      (b) at least 2 Business Days prior to the issue of an LC or LG, the Borrower shall execute a duly authorized application with respect to such LC or LG and each LC and LG shall be governed by the terms and conditions of the relevant application for such contract;

      (c) an LC or LG may not be revoked prior to its expiry date unless the consent of the beneficiary of the LC or LG has been obtained; and

      (d) if there is any inconsistency at any time between the terms of this agreement and the terms of the application for LC or LG, the terms of the application for LC or LG shall govern.

Schedule "D" to the agreement dated March 7, 2005, between Spectrum Signal Processing Inc., as Borrower, and Royal Bank of Canada, as the Bank.

                           BORROWING LIMIT CERTIFICATE

I, ___________________________________, the ____________[insert title] of
Spectrum Signal Processing Inc. (the "Borrower") hereby certify as of ______________[insert last day of month]:

1. I am familiar with and have examined the provisions of the letter agreement (the "Agreement") dated March 7, 2005, between Spectrum Signal Processing Inc., as Borrower, and Royal Bank of Canada (the "Bank"), as the Bank, and have made reasonable investigations of corporate records and inquiries of other officers and senior personnel of the Borrower. Terms defined in the Agreement have the same meanings where used in this certificate.

2.    The Borrowing Limit is $______________, calculated as follows:*(1)

total accounts receivables (from Canadian & US companies only)  $______________

Less:  (a)  accounts, any portion of which   ($___________________)
            exceeds 90 days

       (b)  accounts due from affiliates     ($___________________)

       (c)  "Under 90 days" accounts where   ($___________________)
            collection is suspect

       (d)  accounts subject to prior
            encumbrances                     ($___________________)

       (e)  Holdbacks, contra-accounts or
            rights of set-off                ($___________________)

       (f)  other ineligible accounts        ($___________________)

Plus:  (g)  Under 90 day portion of
            accounts included in (a) above,
            which the Bank has designated
            as nevertheless good              $___________________

Good Accounts Receivable                                      A $______________

marginable accounts receivable at 75% of A                    B $______________

total inventory (valued at lesser of cost or net realizable
  value)                                                        $______________

-----------------
(1) Attach addendum to show detailed calculations of Borrowing Limit or include calculations in certificate.

Spectrum Signal Processing Inc.            Page 2                  March 7, 2005

Less:  (a)  inventory subject prior encumbrances  ($_______________)

       (b)  inventory subject to 30 day supplier
            payables                              ($_______________)
       (c)  other non-qualifying inventory        ($_______________)


Unencumbered Inventory                            ($_______________) C $________

marginable inventory at 25% of C (Max. $1,000,000)                   D $________

Less:  Potential Prior-Ranking claims            E $_______________

Borrowing Limit (B + D - E)                                            $________

Less:  Facility (1) Borrowings (including LCs and
       LGs)                                       ($_______________)
Margin Surplus (Deficit)                                                $_______

3.    Annexed hereto are the following reports in respect of the Borrower:

      (a)   aged list of accounts receivable,

      (b)   status of inventory,

      (c)   listing of Potential Prior-Ranking Claims, and

      (d) listing of supplier payables having 30 day repossession rights over inventory,

      (e)   aged list of accounts payable.

4. The reports and information provided herewith are accurate and complete in all respects and all amounts certified as Potential Prior-Ranking Claims are current amounts owing and not in arrears.

Dated this ______ day of ____________________, 20_____.

Per: ________________________
Name:
Title:

Spectrum Signal Processing Inc.                                    March 7, 2005

                             FEF CONTRACTS SCHEDULE

CONDITIONS APPLICABLE TO FEF CONTRACTS

At the Borrower's request, the Bank may agree to enter into FEF Contracts with the Borrower from time to time. The Borrower acknowledges that the Bank makes no formal commitment herein to enter into any FEF Contract and the Bank may, at any time and at all times, in its sole and absolute discretion, accept or reject any request by the Borrower to enter into a FEF Contract. If the Bank does enter into a FEF Contract with the Borrower, it will do so subject to the following:

      (a) the Borrower shall promptly issue or countersign and return a confirmation or acknowledgement of the terms of each such FEF Contract as required by the Bank;

      (b) the Borrower shall, if required by the Bank, promptly enter into a Foreign Exchange and Options Master Agreement or such other agreement in form and substance satisfactory to the Bank to govern the FEF Contract(s);

      (c) in the event of demand for payment under the agreement of which this schedule forms a part, the Bank may terminate all or any FEF Contracts. If the agreement governing any FEF Contract does not contain provisions governing termination, any such termination shall be effected in accordance with customary market practice. The Bank's determination of amounts owing under any terminated FEF Contract shall be conclusive in the absence of manifest error. The Bank shall apply any amount owing by the Bank to the Borrower on termination of any FEF Contract against the Borrower's obligations to the Bank under the agreement and any amount owing to the Bank by the Borrower on such termination shall be added to the Borrower's obligations to the Bank under the agreement and secured by the Bank's security;

      (d) the Borrower shall pay all required fees in connection with any FEF Contracts and indemnify and hold the Bank harmless against any loss, cost or expense incurred by the Bank in relation to any FEF Contract;

      (e) any rights of the Bank herein in respect of any FEF Contract are in addition to and not in limitation of or substitution for any rights of the Bank under any agreement governing such FEF Contract. In the event that there is any inconsistency at any time between the terms hereof and any agreement governing such FEF Contract, the terms of such agreement shall prevail; and

      (f) in addition to any security which may be held at any time in respect of any FEF Contract, upon request by the Bank from time to time, the Borrower will deliver to the Bank such security as is acceptable to the Bank as continuing collateral security for the Borrower's obligations to the Bank in respect of FEF Contracts.